UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

DIRTT Environmental Solutions Ltd.
(Name of Issuer)

Common Shares, no par value
(Title of Class of Securities)

25490H106
(CUSIP Number)

Shaun Noll
2494 Sand Hill Rd.,
Menlo Park, CA, 94025
(415) 284-7486)
 (Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

June 22, 2022
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [X]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25490H106	Page 2

1	NAMES OF REPORTING PERSONS
726 BF LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
None

	8	SHARED VOTING POWER
8,052,621

	9	SOLE DISPOSITIVE POWER
None

	10	SHARED DISPOSITIVE POWER
8,052,621

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,052,621

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based upon 85,867,270 shares of common stock, no par value per share (the “Common Shares”) outstanding as of May 2, 2022, as disclosed in the Issuer’s Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on May 4, 2022.

CUSIP No. 25490H106	Page 3

1	NAMES OF REPORTING PERSONS
Peter Briger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
None

	8	SHARED VOTING POWER
8,052,621

	9	SOLE DISPOSITIVE POWER
None

	10	SHARED DISPOSITIVE POWER
8,052,621

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,052,621

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	Based upon 85,867,270 shares of Common Shares outstanding as of May 2, 2022, as disclosed in the Issuer’s Form 10-Q filed with the SEC on May 4, 2022.

CUSIP No. 25490H106	Page 4

1	NAMES OF REPORTING PERSONS
726 BC LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
None

	8	SHARED VOTING POWER
3,059,048

	9	SOLE DISPOSITIVE POWER
None

	10	SHARED DISPOSITIVE POWER
3,059,048

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,059,048

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based upon 85,867,270 shares of Common Shares outstanding as of May 2, 2022, as disclosed in the Issuer’s Form 10-Q filed with the SEC on May 4, 2022.

CUSIP No. 25490H106	Page 5

1	NAMES OF REPORTING PERSONS
Matthew Briger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
None

	8	SHARED VOTING POWER
3,059,048

	9	SOLE DISPOSITIVE POWER
None

	10	SHARED DISPOSITIVE POWER
3,059,048

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,059,048

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	Based upon 85,867,270 shares of Common Shares outstanding as of May 2, 2022, as disclosed in the Issuer’s Form 10-Q filed with the SEC on May 4, 2022.

CUSIP No. 25490H106	Page 6

1	NAMES OF REPORTING PERSONS
Shaun Noll

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
363,957

	8	SHARED VOTING POWER
11,111,669

	9	SOLE DISPOSITIVE POWER
363,957

	10	SHARED DISPOSITIVE POWER
11,111,669

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,475,626

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	Based upon 85,867,270 shares of Common Shares outstanding as of May 2, 2022, as disclosed in the Issuer’s Form 10-Q filed with the SEC on May 4, 2022.

This Amendment No. 2 (this “Amendment No. 2”) to the Statement on Schedule 13D in respect of the Common Shares of the Issuer (as hereby amended, the “Statement”) is being filed by the Reporting Persons with the SEC to report the events described herein. This Amendment amends and supplements the Statement as originally filed with the SEC on November 17, 2021 and previously amended on January 14, 2022. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Statement prior to amendment by this Amendment No. 2.
ITEM 4.	PURPOSE OF TRANSACTION
Item 4 is hereby amended by the addition of the following:

On June 22, 2022, the Issuer’s Board appointed Shaun Noll as a director of the Issuer, as further described in the Current Report on Form 8-K that the Issuer filed with the SEC on June 22, 2022.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  June 24, 2022

726 BF LLC

By:	/s/ Shaun Noll
Name: Shaun Noll
Title: Chief Investment Officer and President

PETER BRIGER

By:	/s/ Shaun Noll
Name: Shaun Noll attorney-in-fact for Peter Briger

726 BC LLC

By:	/s/ Shaun Noll
Name: Shaun Noll
Title: Chief Investment Officer and President

MATTHEW BRIGER

By:	/s/ Shaun Noll
Name: Shaun Noll attorney-in-fact for Matthew Briger

SHAUN NOLL

By:	/s/ Shaun Noll
Name: Shaun Noll